EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2009 Results

TULSA, Okla., June 1, 2009 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) today reported results for the fiscal fourth quarter and the full year ended February 28, 2009.

For the fiscal year 2009, the Company reports net revenue of $29,398,400, a small decrease when compared to $30,520,700 for the previous year, and net earnings of $1,912,600 compared to $2,324,400 for the previous year. Earnings per share were $0.50 compared to $0.60 the previous year on a fully diluted basis.

For the fourth quarter 2009, the Company announced net revenues of $6,267,900 compared to $6,792,300 for the same period last year. The Company reported 2009 fourth quarter net earnings of $460,400 compared with $482,500 for the 2008 fourth quarter, resulting in earnings per share of $0.12 per share for 2009 fourth quarter and $0.12 for 2008 fourth quarter on a fully diluted basis.

                  EDUCATIONAL DEVELOPMENT CORPORATION
             CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
 ---------------------------------------------------------------------
                      Three Months Ended         Twelve Months Ended
                        February 28(29),           February 28(29),
                       2009          2008        2009          2008
                    -----------  -----------  -----------  -----------

 NET REVENUES       $ 6,267,900  $ 6,792,300  $29,398,400  $30,520,700
                    ===========  ===========  ===========  ===========
 EARNINGS BEFORE
  INCOME TAXES          805,500      781,000    3,138,900    3,732,100
 INCOME TAXES           345,100      298,500    1,226,300    1,407,700
                    -----------  -----------  -----------  -----------
 NET EARNINGS       $   460,400  $   482,500  $ 1,912,600  $ 2,324,400
                    ===========  ===========  ===========  ===========

 BASIC AND DILUTED
  EARNINGS PER
  SHARE:
   Basic            $      0.12  $      0.13  $      0.50  $      0.62
                    ===========  ===========  ===========  ===========
   Diluted          $      0.12  $      0.12  $      0.50  $      0.60
                    ===========  ===========  ===========  ===========

 WEIGHTED AVERAGE
  NUMBER OF COMMON
  AND EQUIVALENT
  SHARES
  OUTSTANDING:
   Basic              3,710,822    3,710,822    3,796,709    3,748,121
                    ===========  ===========  ===========  ===========
   Diluted            3,796,577    3,796,577    3,797,785    3,859,937
                    ===========  ===========  ===========  ===========

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants (http://www.ubam.com), through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522